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                                                                     EXHIBIT 3.8

                              ARTICLES OF AMENDMENT
                                       TO
                       RESTATED ARTICLES OF INCORPORATION
                                       OF
                      PROXYMED, INC., A FLORIDA CORPORATION


        Pursuant to the provisions of Section 607.1006, Florida Statutes, ProxyMed, Inc. (the "Corporation") adopts the following Articles of Amendment to its Restated Articles of Incorporation:

FIRST: The Article III of the Corporation's Restated Articles of Incorporation is amended by striking out the first paragraph thereof and by substituting in lieu of said paragraph the following new first paragraph to Article III:

                  "The Corporation is authorized to issue 100,000,000 shares of Common Stock, par value $.001 per share, and 2,000,000 shares of preferred stock, par value $.01 per share."

SECOND: This Amendment was adopted by the shareholders at the Corporation's Annual Meeting of Shareholders held on July 7, 2000. The number of votes cast were sufficient for approval.

Dated as of the 7th day of July, 2000.

                                     ProxyMed, Inc.




                                     By: /s/ HAROLD S. BLUE
                                         ----------------------------------
                                         Harold S. Blue, Chairman of the Board